EXHIBIT 10.17

EXTENSION AGREEMENT

This EXTENSION AGREEMENT (this “Agreement”) is made and entered into as of June 27, 2003 by and between Captaris, Inc. (herein “Company”) and Jeffrey B. deCillia (herein “Executive”).

This agreement replaces the May 23, 2003, Separation Agreement previously entered into by the Company and the Executive.

The Company desires to retain the services of Executive to continue in the role of Chief Financial Officer and assist in the transition of the role of Chief Financial Officer (herein “CFO”).

The Executive is agreeable to such extension in exchange for the compensation detailed below.

Timing:

•	The Executive agrees to make himself available beginning July 16, 2003 to assist the Company in this transition.

•	Company recognizes that Executive was taking out of town vacation from August 4 to August 14, 2003. Given that Executive will need to be available to aid in the preparation and filing of the second quarter 2003 10Q, Company will consider this time period as Executive working remotely in recognition of Executive making himself available to assist in this filing effort.

•	The extension period continues until terminated by either party with two weeks notice but may not be terminated by the Company prior to September 1, 2003.

Extension compensation:

•	Executive to receive compensation at the rate of $22,917 per month (his last current base pay rate plus one twelfth of his annual variable pay opportunity) for the time period worked subsequent to June 30, 2003, paid with normal Company payroll processing.

•	Employee shall be allowed to remain as an employee of Captaris, after notice has been given plus the two weeks notice period, and be on vacation utilizing his otherwise unused and available PTO hours for a period not to exceed 60 days from the last day of the two week notice period.

•	Executive shall be considered a full time employee during this extension period and shall be entitled to receive any and all benefits afforded full-time employees, and specifically those afforded Corporate Officers (to include, but not meant to be a complete listing, medical, dental, disability, and life insurances, coverage under the Company’s Directors and Officers insurance policy, cell phone, as well as accruing PTO benefits and vesting of stock options up to last date of employment).

Other:

•	Terms of this agreement shall continue to any successor corporation of the Company.

•	Governing law is the State of Washington.

•	Both parties agree to settle disputes via Commercial Arbitration Rules of the American Arbitration Association to be conducted in King County, Washington.

•	Amendments to this agreement must be in writing and mutually accepted.

Agreed to by:

Captaris, Inc.	Executive

/s/ David P. Anastasi	/s/ Jeffrey B. deCillia
David P. Anastasi	Jeffrey B. deCillia
President and CEO

6/27/03	6/27/03
Date	Date

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